Exhibit 99.2

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN ANNOUNCES AGREEMENT TO ACQUIRE NORTH AMERICAN POLYESTER RESINS BUSINESS FROM BAYER

     NORTHFIELD, Illinois, April 30, 2013 -- Stepan Company (NYSE: SCL) today reported that it has reached an agreement with Bayer MaterialScience to acquire their North American Polyester Resins business, including the production facility located in Columbus, Georgia. Bayer MaterialScience is a leading producer of Powder Polyester Resins for metal coatings applications in NAFTA and Liquid Polyester Resins for CASE (Coatings, Adhesives, Sealants and Elastomers) applications globally. The facility houses a modern R&D laboratory for customer technical support and new product development. The 21,000 ton plant is expandable. The business to be acquired has sales of approximately $64 million. The definitive agreement is subject to customary closing conditions and the transaction is projected to close within four to six weeks. Financial terms of the transaction were not disclosed.

“This acquisition will significantly expand Stepan’s polyol product offering. Stepan is a leading producer of polyester polyol used in rigid insulation foam. This acquisition will diversify our polyol offering and accelerate our efforts to grow in CASE and PUSH (Polyurethane Systems House) applications. The acquisition should be slightly accretive to 2013 earnings,” said F. Quinn Stepan, Jr., President and CEO of Stepan Company. “We intend to make future capital expenditures to expand the capabilities at the site.”

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York Stock Exchange under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including among other things, completion of the proposed transaction with Bayer MaterialScience, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or impliedThe most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. As to the proposed transaction, these risks also include satisfaction of conditions to closing the proposed transaction and achieving the anticipated benefits of the transaction. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.